EXHIBIT 1










				AGREEMENT AND PLAN OF MERGER


						BETWEEN


				YANKEE ENERGY SYSTEM, INC.


						  AND


				    NORTHEAST UTILITIES






				dated as of June 14, 1999






















AGREEMENT AND PLAN OF MERGER, dated as of June 14, 1999 (this
"Agreement"), between Yankee Energy System, Inc., a Connecticut corporation (the "Company") and Northeast Utilities, a Massachusetts business trust ("Parent").
WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein;
WHEREAS, the Board of Directors of the Company and the Board of Trustees of Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of the Company with and into Merger Sub, a Connecticut corporation to be formed by Parent prior to Closing (as defined below) as a wholly-owned subsidiary of Parent ("Merger Sub"); and WHEREAS, it is intended that the Merger (as defined below) shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER

Section 1.01	THE MERGER.  Upon the terms and subject to the conditions
of this Agreement:
At the Effective Time (as defined in Section 1.03), the Company shall be merged with and into Merger Sub (the "Merger") in accordance with the laws of the State of Connecticut. Merger Sub shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Connecticut. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to Merger Sub in its capacity as the surviving corporation in the Merger.
Section 1.02	EFFECTS OF THE MERGER.  At the Effective Time, (i) the
certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that the name of the Surviving Corporation shall be "Yankee Energy System, Inc.," and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 33-820 of the Connecticut Business Corporation Act (the "CBCA").
Section 1.03	EFFECTIVE TIME OF THE MERGER.  On the Closing Date (as
defined in Section 3.01), with respect to the Merger, a certificate of merger complying with Section 33-819 of the CBCA (the "Certificate of Merger") shall be delivered to the Secretary of the State of Connecticut for filing. The Merger shall become effective upon the filing of the Certificate of Merger, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").
Section 1.04	DIRECTORS.  The directors of Merger Sub immediately prior
to the Effective Time and those persons listed in Section 1.04(a) of the Parent Disclosure Schedule (as defined in Section 7.06(i)) shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA. In addition, in accordance with the Declaration of Trust of Parent (the "Declaration of Trust"), the Board of Trustees of Parent shall take such action as may be necessary to cause, at the next regularly scheduled annual meeting of the shareholders of Parent, an increase of at least two in the number of trustees authorized to serve as trustees on the Board of Trustees of Parent and shall, as soon as practicable after the Effective Time, elect as trustees, two directors of the Company designated by the Parent and reasonably acceptable to the Company.
Section 1.05	OFFICERS.  The officers of the Company immediately prior
to the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.
Section 1.06	MERGER SUB.  Parent shall cause Merger Sub to be formed
prior to the Closing Date as a wholly-owned subsidiary of Parent and to fulfill the obligations of Merger Sub provided herein.

ARTICLE II
TREATMENT OF SHARES

Section 2.01	EFFECT OF THE MERGER ON CAPITAL STOCK.  At the Effective
Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

(a)	Shares of Merger Sub Stock.  Each share of common stock, no par value, of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b)	Cancellation of Certain Company Common Stock.  Each share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c)	Conversion of Company Common Stock.  Subject to the provisions of this Section 2.01, each share of Company Common Stock, other than Dissenting Shares (as defined in Section 2.01(n)) and shares canceled pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $45.00 in cash (as such amount may be adjusted in accordance with Section 2.01(o) hereof, the "Cash Consideration") or (ii) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration") or (iii) the right to receive a combination of cash and shares of Parent Common Stock determined in accordance with this Section (the "Mixed Consideration"). The "Exchange Ratio" shall be equal to the Cash Consideration divided by the Parent Share Price (as defined below). The "Parent Share Price" shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

(d)	Cash Election.  Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's shares of Company Common Stock (a "Cash Election"). Notwithstanding the foregoing and subject to Section 2.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive cash in the Merger (the "Cash Election Number") will be 55% of the total number of shares of Company Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of shares of Company Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

(e)	Cash Election Shares.  If the aggregate number of shares of
Company Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and
(ii) a number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction.
(f)	Stock Election.  Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for all or any part of such holder's shares of Company Common Stock (a "Stock Election"). Notwithstanding the foregoing and subject to Section 2.01(l), the aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Parent Common Stock in the Merger (the "Stock Election Number") shall be 45% of the total number of shares of Company Common Stock issued and outstanding as of the close of business on the third trading day prior to the Effective Time. Stock Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner.

(g)	Stock Election Shares.  If the aggregate number of shares of
Company Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (a) the Exchange Ratio and (b) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of
(a) the Cash Consideration and (b) a fraction equal to one minus the Stock Fraction.
(h)	Mixed Election.  Subject to the immediately following sentence, each record holder of shares of Company Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Parent Common Stock for part of such holder's shares of Company Common Stock and cash for the remaining part of such holder's shares of Company Common Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the "Election"). Mixed Elections shall be made on a Form of Election. A Representative may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 2.01(d), (e) and (l), and the shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 2.01(f),
(g) and (l).

(i)	Form of Election.  To be effective, a Form of Election must be properly completed, signed and submitted to Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates representing the shares of Company Common Stock ("Company Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Parent shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Paying Agent) in such matters shall be conclusive and binding. Neither Parent nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this
Section 2.01, and all such computations shall be conclusive and binding on the holders of shares of Company Common Stock.

(j)	Deemed Non-Election.  For the purposes hereof, a holder of
shares of Company Common Stock who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 2.01(k)) (the "No Election Shares") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Parent or the Paying Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as No Election Shares. No Election Shares may be treated by the Company, in its sole discretion, as Cash Election Shares or Stock Election Shares.

(k)	Election Deadline.  Parent and the Company shall each use its best efforts to cause copies of the Form of Election to be mailed to the record holders of Company Common Stock not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Common Stock subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the second day after the Effective Time, unless extended by the Company (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

(l)	Adjustment Per Tax Opinion.  Notwithstanding anything in this
Article II to the contrary (other than the last sentence of Section 2.01(m)), the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger shall be not less than that number which would cause the ratio of (i) the closing price per share of Parent Common Stock on the Closing Date times the aggregate number of shares of Parent Common Stock to be issued as Stock Consideration pursuant to
Section 2.01(c), to (ii) the sum of (v) the amount set forth in the preceding clause (i) plus (w) the aggregate Cash Consideration to be issued pursuant to
Section 2.01(c) plus (x) the number of Dissenting Shares times the per share fair value of such shares determined pursuant to Section 2.01(n) of this Agreement or, if such fair value has not been determined as of the date the calculation required by this Section 2.01(l) is required to be made, then times the per share Cash Consideration, plus (y) any other amounts paid by the Company (or any affiliate thereof) to, or on behalf of, any Company shareholder in connection with the sale, redemption or other disposition of any Company stock in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e) plus (z) any extraordinary dividend distributed by the Company prior to and in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), to be 45%. To the extent the application of this Section 2.01(l) results in the number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger being increased, the number of such shares to be converted into the right to receive the Cash Consideration will be decreased.

(m)	Anti-Dilution Provisions.  In the event Parent (i) changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.02(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and (subject to the satisfaction of the condition set forth in Section 8.03(f)) the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

(n)	Dissenting Shares.  Each outstanding share of Company Common
Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration (as defined below), and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the Business Corporation Law of the State of Connecticut, shall be deemed to be converted into, as of the Effective Time, the right to receive cash pursuant to Section 2.01(c) in the same manner as if such shares were Cash Election Shares. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(o)	Adjustment in Amount of Cash Consideration.  In the event that the Closing Date shall not have occurred on or prior to the date that is the six (6) month anniversary of the date on which the Company Shareholders' Approval (as defined in Section 4.13) is obtained (the "Adjustment Date"), the Cash Consideration shall be increased, for each day after the Adjustment Date up to and including the day which is one day prior to the earlier of the Closing Date or the Extended Termination Date (as defined in Section 9.01(b)), by an amount equal to $0.005.

Section 2.02	EXCHANGE OF CERTIFICATES.

(a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company an amount of cash and certificates representing shares of Parent Common Stock required to effect the conversion of Company Common Stock into Parent Common Stock and cash in accordance with Section 2.01(c).

(b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a certificate or certificates representing shares of Company Common Stock (the "Certificates") that have been converted pursuant to Section 2.01: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 2.01. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock (the "Parent Shares") into which the shares of Company Common Stock previously represented by such Certificate are converted in accordance with Section 2.01(c), (ii) the cash to which such holder is entitled in accordance with Section 2.01(c), and (iii) the cash in lieu of fractional Parent Shares to which such holder has the right to receive pursuant to Section 2.02(d) (the shares of Parent Common Stock and cash described in clauses (i), (ii) and (iii) above being referred to collectively as the "Merger Consideration"). In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this
Section 2.02. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

(d) No Fractional Securities. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Parent Common Shares at the prevailing prices on the New York Stock Exchange (the "NYSE"); provided, however, that neither Parent nor any person related to Parent within the meaning of Treasury Regulations
Section 1.368-1(c)(2) shall be permitted to acquire, directly or indirectly, any such Excess Parent Common Shares. The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

(e)  Closing of Transfer Books.  If, after the Effective Time,
Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing the appropriate number of Parent Shares and the appropriate amount of cash as provided in Section
2.01 and in this Section 2.02.

(f)  Termination of Exchange Agent.  Any certificates representing
Parent Shares deposited with the Exchange Agent pursuant to Section 2.02(a) and not exchanged within six months after the Effective Time pursuant to this
Section 2.02 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

(g) Escheat. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)  Withholding Rights.  Each of the Surviving Corporation and
Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE III
THE CLOSING

Section 3.01	CLOSING.  The closing of the Merger (the "Closing") shall
take place at the offices of Winthrop, Stimson, Putnam & Roberts, Stamford, Connecticut, at 10:00 a.m., New York City time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as follows:

Section 4.01	ORGANIZATION AND QUALIFICATION.  Except as set forth in
Section 4.01 of the Company Disclosure Schedule (as defined in Section 7.06(ii)), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations or prospects of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

Section 4.02	SUBSIDIARIES.  Section 4.02 of the Company Disclosure
Schedule sets forth a description as of the date hereof, of all material subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. As of the date hereof, the Company is an exempt holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in
Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity.

Section 4.03	CAPITALIZATION.  The authorized capital stock of the
Company consists of 20,000,000 shares of Company Common Stock. As of the close of business on June 11, 1999 there were issued and outstanding 10,625,886 shares of Company Common Stock. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section
4.03 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment.

Section 4.04	AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
COMPLIANCE.

	(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company subject to obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligations of the Company enforceable against it in accordance with their terms.

(b) Non-Contravention. Except as set forth in Section 4.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of its subsidiaries (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the articles of organization, by-laws or similar governing documents of the Company, any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.04(c)) applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

(c) Statutory Approvals. Except as described in Section 4.04(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire, if any, as are necessary to avoid a violation of law.

(d)  Compliance.  Except as set forth in Section 4.04(d) or Section
4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor (to the best of its knowledge) any of its joint ventures is in violation of or has been given notice of any purported violation of, any law, statute, order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(f)(ii)) of any Governmental Authority except for violations that, in the aggregate, are not reasonably expected to have a Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and its subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

(e)  Except as set forth in Section 4.04(e) of the Company
Disclosure Schedule, there is no "non-competition" or other similar consensual contract or agreement that restricts the ability of the Company or any of its affiliates to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Corporation or any of its affiliates to conduct business in any geographic area.

Section 4.05	REPORTS AND FINANCIAL STATEMENTS.  The filings required
to be made by the Company and its subsidiaries since September 30, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal Power Act, as amended (the "Power Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, exhibits and amendments appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since September 30, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True and complete copies of the articles of organization and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

Section 4.06	ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as
disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.06 of the Company Disclosure Schedule, since September 30, 1998, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has or could reasonably be expected to have, a Company Material Adverse Effect.

Section 4.07	LITIGATION.  Except as disclosed in the Company SEC
Reports filed prior to the date hereof or as set forth in Section 4.07,
Section 4.09 or Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.08	REGISTRATION STATEMENT AND PROXY STATEMENT.  None of the
information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement, in definitive form (the "Proxy Statement"), relating to the Company Special Meeting (as defined below) shall, at the dates mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Registration Statement and the Proxy Statement, insofar as they relate to the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 4.09	TAX MATTERS.  "Taxes," as used in this Agreement, means
any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries, on the one hand, or Parent or any of its subsidiaries, on the other hand.

Except as disclosed in Section 4.09 of the Company Disclosure Schedule:

(a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

(b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

(c) Tax Reserves. The Company and its subsidiaries have established on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP.

(d)  Extensions of Time for Filing Tax Returns.  Neither the
Company nor any of its subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

(e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

(f) Expiration of Statute of Limitations. The federal and state income Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1994, and no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full except for those contested in good faith and for which adequate reserves have been established.

(g) Audit, Administrative and Court Proceedings. No material audits or other administrative proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries and no currently pending issue has been raised in writing by any Tax authority in connection with any Tax or Tax Return (other than those being contested in good faith and for which adequate reserves have been established).

(h) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

(i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1993, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering all years ending on or after December 31, 1993, (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since December 31, 1993 and (iv) any Tax Ruling received by the Company or any of its subsidiaries from any taxing authority since December 31, 1993.

(j) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

(k) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(l) Code Section 481 Adjustments. Neither the Company nor any of its subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries for any tax year, and, to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method for any tax year for which the statute of limitations remains open.

(m) Indebtedness. No indebtedness of the Company or any of its subsidiaries is "corporate acquisition indebtedness" within the meaning of Code Section 279(b).

(n) Intercompany Transactions. Neither the Company nor any of its subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

(o) Code Section 897. To the best knowledge of the Company, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Code Section 355. Neither the Company nor any of its subsidiaries has constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past 24 month period or in a distribution which could otherwise constitute part of a "plan" or a series of "related transactions" (within the meaning of Code Section 355(e)).

Section 4.10	EMPLOYEE MATTERS; ERISA.  Each "employee benefit plan"
(as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, severance, change in control, deferred compensation, share option or other written agreement, plan, commitment or arrangement relating to employment or fringe benefits for employees, former employees, officers, trustees or directors of the Company or any of its subsidiaries effective as of the date hereof or providing benefits as of the date hereof to current employees, former employees, officers, trustees or directors of the Company or pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in Schedule 4.10(a) of the Company Disclosure Schedule, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any adverse effect on, any such determination.

(b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts or funding agreement, (ii) the most current summary descriptions and summary of material modifications of each Company Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting,
(iv) the most recent determination of the IRS with respect to the qualified status of each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

(c) Each Company Employee Benefit Plan subject to the requirements of Section 601 of ERISA has been operated in material compliance therewith. The Company has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with the Company within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to be a liability of the Company.

(d)  Except as set forth in Schedule 4.10(d) of the Company
Disclosure Schedule, each Company Employee Benefit Plan covers only employees who are employed by the Company or a subsidiary (or former employees or beneficiaries with respect to service with the Company or a subsidiary).

(e)  Except as set forth in Schedule 4.10(e) of the Company
Disclosure Schedule, neither the Company, any subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

(f) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or
Section 4975 of the Code except for instances of non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(g) Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") under
Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of
Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

(h)  Except as set forth in Schedule 4.10(h) of the Company
Disclosure Schedule, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

(i)  Except as set forth in Section 4.10(i) of the Company
Disclosure Schedule, full payment has been made of all material amounts which the Company or any affiliate thereof was required under the terms of Company Employee Benefit Plans to have paid as contributions to such plans on or prior to the Effective Time (excluding any amounts not yet due) and no Company Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.
(j)  Except as set forth in Schedule 4.10(j) of the Company
Disclosure Schedule, no material amounts payable under any Company Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G or
Section 162(m) of the Code. Except as set forth in Schedule 4.10(j), the transactions contemplated by this Agreement will not result in accelerated vesting or accelerated payment of benefits under any Company Employee Benefit Plan.

(k)  Except as set forth in Section 4.10(k) of the Company
Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the collective bargaining agreements listed in Section 4.10(k) of the Company Disclosure Schedule, together with all amendments, modifications or supplements thereto. Except as set forth in Schedule 4.10(k) of the Company Disclosure Schedule, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor practice charges or disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except for non-compliances which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11	ENVIRONMENTAL PROTECTION.  Except as set forth in Section
4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

(a) Compliance. The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11(f)(ii)) except where the failure to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws.

(b) Environmental Permits. The Company and each of its subsidiaries has obtained or has applied for all permits, consents, licenses, variances, certificates, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Laws (collectively, the "Environmental Permits") for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Environmental Claims. There is no Environmental Claim (as defined in Section 4.11(f)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

(d) Releases. Except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.11(f)(iv)) of any Hazardous Material (as defined in
Section 4.11(f)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

(e) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.
(f)  As used in this Agreement:

		(i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; or
(B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.
		(ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

		(iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

		(iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 4.12	REGULATION AS A UTILITY.  Except as set forth in Section
4.12 of the Company Disclosure Schedule, neither the Company nor (in the case of clauses (ii), (iii) and (iv)) any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is (i) registered, or required to be registered, under the 1935 Act,
(ii) subject to regulation as a "public utility" under the Federal Power Act,
(iii) subject to regulation as a "natural-gas company" under the Natural Gas Act, or (iv) subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than Connecticut or by any foreign country.

Section 4.13	VOTE REQUIRED.  The approval of the Merger by two-thirds
of the votes entitled to be cast by all holders of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.14	OPINION OF FINANCIAL ADVISOR.  The Company has received
the opinion of SG Barr Devlin to the effect that, as of June 14, 1999, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.
Section 4.15	OWNERSHIP OF PARENT COMMON STOCK.  Except as set forth in
Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Capital Stock.

Section 4.16	TAKEOVER PROVISIONS; RIGHTS PLANS.

	(a) The Company has taken (and will take) all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt fromoading)
     DR 96-424 (Hannaford)
     DR 97-014 (FPPAC)
     DR 97-059 (Base Rate Case)
     DE 97-167 (OCA - Millstone Review)
     DF 97-185 (Management Audit)
     DR 98-006 (LCIRP)
     DR 98-014 (FPPAC)
     DSF 98-066 (Bulk Power Supply)
     DR 98-071 (LCIRP)


23.	Conditions for Competition Day

In order for Competition Day to occur, all of the following must be met:

	The PUC must approve the settlement without condition or modification, unless agreed to by the parties, through a final order.

	PSNH must have obtained the consent of the New Hampshire Attorney General, and all regulatory approvals necessary, to make any necessary revisions or to cancel the 1989 Rate Agreement, the Sharing Agreement, the Capacity Transfer Agreements between PSNH and the initial NU system and the Seabrook Power Contract between PSNH and NAEC.

	PSNH must receive approval from appropriate lenders pursuant to existing credit agreements.

	There must be an arrangement in place with one or more suppliers for the provision of Transition Service and Default Service.

	PSNH must close on the issuance of Rate Reduction Bonds.

	PSNH must have agreements to sell power from any remaining entitlements or there must be an arrangement in place for PSNH to bid the remaining power to the ISO and receive market prices for such power.

	There must be approval by the FERC, SEC, NRC and other state agencies as required for any jurisdictional matters.

24.	Date for Customer Choice

PSNH will restructure its tariff and the rates set forth therein, and revise its billing, customer accounting, electric load reporting and related systems and processes to provide for retail customer choice of generation services. Customer choice will begin on the first day of the month following the month in which the conditions set forth in Section 23 are met (Competition Day). On Competition Day all of PSNH's retail customers will have the opportunity to choose an energy supplier.

Signed this 14th day of June, 1999

/s/Jeanne Shaheen
Governor of the State of New Hampshire
State House
Concord, NH  03301

/s/Philip T. McLaughlin
Attorney General of the State of New Hampshire
33 Capitol Street
Concord, NH  03301

/s/Thomas B. Getz
Executive Director and Secretary
New Hampshire Public Utilities Commission
8 Old Suncook Road
Concord, NH  03301

/s/Deborah J. Schachter
Director
Governor's Office of Energy and Community Services
57 Regional Drive
Concord, NH  03301

/s/Michael G. Morris
Chairman, President and Chief  Executive Officer
Northeast Utilities
107 Selden Street
Berlin, CT 06037

/s/William T. Frain, Jr.
President and Chief Operating Officer
Public Service Company of New Hampshire
P.O. Box 330
Manchester, NH 03105